Exhibit 99.1

Media Contact:

Raegan Johnson

314-342.3300

Raegan.Johnson@SpireEnergy.com

For Immediate Release

Steve Lindsey Named Chief Operating Officer of Spire Inc.

ST. LOUIS (Dec. 9, 2019) — Steve Lindsey has been appointed executive vice president, chief operating officer (COO) of Spire Inc., effective Jan. 1. In this role, Lindsey retains oversight of Spire’s gas utilities while assuming management oversight for the company’s midstream operations which include Spire Storage and Spire STL Pipeline.

“As we’ve grown our business and focused on finding innovative ways to serve our customers better than ever before, Steve has done an exceptional job of leading and modernizing our utility companies. It’s a natural progression to ask Steve to now take on our midstream operations and become our COO of Spire Inc.,” said Suzanne Sitherwood, Spire president and CEO. “Steve has more than 30 years of experience in the natural gas industry. He’s a fantastic leader who thinks strategically, inspires the best in others, and always—always—puts safety first.”

Lindsey joined Spire as president of its gas utility in 2012 and is currently the executive vice president, chief executive officer of gas utilities and distribution operations, leading 3,000 employees to deliver the safest, most reliable and affordable energy to more than 1.7 million homes and businesses in Alabama, Mississippi and Missouri.

Lindsey is based out of Spire’s St. Louis office.

To learn more about Spire, visit www.SpireEnergy.com.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

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